Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284135

and Registration No. 333-284997

PROSPECTUS SUPPLEMENT NO. 7

(TO PROSPECTUS DATED FEBRUARY 18, 2025)

2,260,000 UNITS

EACH UNIT CONSISTING OF

ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE

SHARE OF COMMON STOCK AND ONE SERIES D

WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK*

22,146,750 PRE-FUNDED UNITS

EACH PRE-FUNDED UNIT CONSISTING OF

ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK,

ONE SERIES C WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

AND ONE SERIES D WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK*

119,773,750* SHARES OF COMMON STOCK UNDERLYING THE SERIES C WARRANTS, THE
SERIES D WARRANTS AND THE PRE-FUNDED WARRANTS

LogicMark, Inc.

This prospectus supplement amends and supplements the prospectus, dated February 18, 2025, as supplemented or amended from time to time (the “Prospectus”), which forms a part of the Registration Statement on Form S-1, as amended (No. 333-284135), and the Registration Statement on Form S-1MEF (No. 333-28997) of LogicMark, Inc., a Nevada corporation (the “Company”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on May 21, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by the Company of an aggregate of 2,260,000 units (“Units”) consisting of: (i) 2,260,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); (ii) Series C warrants to purchase up to 2,260,000 shares of Common Stock (the “Series C Warrants”), and (iii) Series D warrants to purchase up to 2,260,000 shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”); and (y) 22,146,750 pre-funded units of the Company (the “Pre-Funded Units”), consisting of (i) pre-funded common stock purchase warrants exercisable for up to 22,146,750 shares of Common Stock (the “Pre-Funded Warrants”), (ii) Series C Warrants exercisable for up to 22,146,750 shares of Common Stock and (iii) Series D Warrants exercisable for up to 22,146,750 shares of Common Stock, pursuant to the Registration Statement and securities purchase agreements, each dated February 18, 2025, between the Company and each of the purchasers signatory thereto.

*	Each Series C Warrant, upon exercise at a price of $0.59 per share (100% of the public offering price of the Unit), and Each Series D Warrant, upon exercise at a price of $0.885 per share (150% of the public offering price of the Unit), will result in the issuance of one share of Common Stock to the holder of such Warrant; provided, however, that the Series D Warrants also contain an alternative cashless exercise provision, by which such exercising holder will have the right at any time upon receipt of Stockholder Approval and the filing of an Amendment (each as defined in the Prospectus) to receive three (3) shares of Common Stock for each Series D Warrant they exercise, without any cash payment to the Company.

The Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LGMK.” The last reported closing price for the Common Stock on Nasdaq on May 20, 2025 was $0.0129 per share.  On November 18, 2024, the Company effected a one-for-twenty-five reverse stock split (the “Common Stock Reverse Stock Split”) of all of our outstanding shares of Common Stock. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Common Stock Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus, as well as other information included in the Prospectus, to read about factors you should consider before investing in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 21, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2025 (May 17, 2025)

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36616	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Diode Lane Louisville, KY	40299
(Address of registrant’s principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (502) 442-7911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LGMK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2025, LogicMark, Inc., a Nevada corporation (the “Company”), and Chia-Lin Simmons, the Company’s President and Chief Executive Officer (“CEO”), entered into an amendment (the “Amendment”) to the executive employment agreement (the “Employment Agreement”) between the Company and Ms. Simmons, effective as of June 14, 2022.

The Amendment extended the term of Ms. Simmons’ employment as President and CEO pursuant to the Employment Agreement from August 31, 2025 to August 31, 2026, unless terminated on an earlier date, and otherwise reaffirmed the terms of such agreement, as well as increased from 35% to 50% certain threshold percentages that would trigger a change in control.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment to Executive Employment Agreement by and between the Company and Chia-Lin Simmons, made and entered into as of May 15, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2025	LogicMark, Inc.

	By:	/s/ Mark Archer
Name: Mark Archer Title: Chief Financial Officer

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